Annex A
                               to the Note Purchase Agreement

                               RULES OF USAGE AND DEFINITIONS
                            RELATING TO THE TRANSACTION DOCUMENTS

       SECTION 1.01. Rules of Usage. The following rules of usage shall apply to this Annex A and each of the Transaction Documents (and each appendix, schedule, exhibit and annex to the foregoing) unless otherwise required by the context:

              (a) Except as otherwise expressly provided, any definitions set forth herein or in any other document shall be equally applicable to the singular and plural forms of the terms defined.

              (b) Except as otherwise expressly provided, references in any document to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to such document.

              (c) The headings, subheadings and table of contents used in any document are solely for convenience of reference and shall not constitute a part of any such document nor shall they affect the meaning, construction or effect of any provisions thereof.

              (d) References to any Person shall include such Person, its successors and permitted assigns and transferees.

              (e) Except as otherwise expressly provided, references to any Applicable Law include any amendment or modification to such Applicable Law and any rules or regulations issued and promulgated thereunder and any Applicable Law enacted in substitution or replacement therefor.

              (f) When used in any document, words such as "hereunder," "hereto," "hereof," and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

              (g) Notwithstanding the fact that some (but not all) references to "including" are expressly indicated as being "including, without limitation," reference to "including" means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

              (h) Each of the parties to the Transaction Documents and their counsel have reviewed and revised, or requested revisions to, the Transaction Documents, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the
       Transaction Documents.
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              (i)    Except as otherwise expressly provided, reference to any
       agreement, instrument or document means such agreement as amended, modified or supplemented from time to time in accordance with the provisions thereof and the provisions of the Transaction Documents.

       SECTION 1.02. Definitions. As used in this Annex A and the Transaction Documents, the following terms shall have the respective meanings set forth below:

       "Acceleration" shall mean a declaration (or deemed declaration) pursuant to Section 13.2 of the Note Purchase Agreement that the Notes then outstanding are immediately due and payable.

       "Acceptable Transferee" shall have the meaning ascribed thereto in
Section 1.11(b)(iv) of the MCFA.

       "Accounts" shall mean each of the Construction Account, Project Revenue Account, the Additional Reserve, the Default Reserve, the Debt Service Reserve, the Casualty Account, the Construction Completion Account and the Windup Account.

       "Accredited Investor" shall have the meaning ascribed thereto in Regulation D under the Securities Act.

       "Additional Reserve" shall mean the account entitled "Black River Expansion Additional Reserve Account" maintained by the SPV with the Disbursement Agent pursuant to Section 2.4 of the Deposit and Disbursement Agreement.

       "Advance" shall have the meaning ascribed thereto in Section 1.2 of the Note Purchase Agreement.

       "Affiliate" shall mean, in respect of any Person at any time, another Person

              (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person,

              (b) that beneficially owns or holds five percent (5%) or more of any class of the Voting Stock or equity interests of such Person, or

              (c) five percent (5%) or more of the Voting Stock (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by such Person.

For the purposes of this definition of "Affiliate," (i) a partnership, its general partners and limited partners are Affiliates of each other; and (ii) "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

       "Agreement, this" shall mean the Note Purchase Agreement.
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       "Applicable Law" shall mean all applicable Governmental Approvals,
Environmental Laws, laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

       "Approved Draw Request" shall mean a Draw Request which has been approved by the Independent Engineer and the Lender.

       "Assigned Documents" shall mean, collectively, the Construction Contracts, the OPCO Agreement, the Transportation Agreement and any other Project Contracts or other material contract or agreement that may from time to time be assigned by Lime to the SPV and assumed by the SPV as contemplated by the Transaction Documents.

       "Assigned Governmental Approvals" shall mean the Governmental Approvals listed in Annex 4 to the Note Purchase Agreement (other than those identified therein as not assigned), and any other Governmental Approval that may from time to time be assigned by Lime to the SPV pursuant to Section 9.20 of the Note Purchase Agreement.

       "Assigned Lime Contract Collateral" shall mean all accounts receivable arising from, and all general intangibles comprising, Assigned Lime Contracts.

       "Assigned Lime Contracts" shall mean all Compatible Lime Supply Agreements of a type that would be subject to a Lien in favor of one or more of the Existing Creditors' Agent and the Existing Creditors under the Existing Creditors Security Documents as such Existing Creditors Security Documents are in effect on August 1, 1994.

       "Bankruptcy" shall mean, with respect to any Person:

              (a) the commencement of any proceeding against such Person seeking reorganization, arrangements, composition, readjustment, liquidation, dissolution, or similar relief under any Federal or state bankruptcy or insolvency law or other similar law which proceeding is not dismissed within 90 days, or the appointment without the Person's consent of a trustee, receiver or liquidator of such Person or of all or a substantial part of such Person's Property, which appointment is not vacated within 90 days after it is made;

              (b) the filing by such Person of a petition, answer or consent seeking relief under any Federal or state bankruptcy or insolvency law or other similar law, or the seeking or consent of such Person to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Person or of any substantial part of its Property or the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it or described in this clause;

              (c) the making by such Person of a general assignment for the benefit of creditors; or
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              (d)    the taking of corporate or partnership action by such
       Person in furtherance of any of the foregoing actions.

       "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as amended, as the same may be further amended, and any other Applicable Law with respect to bankruptcy, insolvency or reorganization that is successor thereto.

       "Basic" shall mean Dravo Basic Materials Company, Inc., an Alabama corporation.

       "Black River Common Facilities" shall have the meaning ascribed thereto in the Easement Agreement.

       "Black River Facility" shall mean the limestone mines and lime processing and production facilities of Lime at or adjacent to the Project Land (other than the Project).

       "Business Day" shall mean a day other than a Saturday, a Sunday or a day on which banks are required by law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed in the State of New York or the State of Delaware.

       "Cancellation Fee" shall have the meaning ascribed thereto in Section 1.7(c) of the Note Purchase Agreement.

       "Capacity Payment" shall have the meaning ascribed thereto in Section 3.2(b)(i) of the MCFA.

       "Casualty" shall mean (i) any destruction, loss or damage of or to the Project, the Black River Common Facilities or any building, structure or other improvement situated on the Site, (ii) any cessation or material impairment of the operation of the Project, the Black River Common
Facilities or any component thereof as a result of damage to the Project, the Black River Common Facilities or the Site, (iii) any theft, vandalism or other criminal mischief affecting all or any portion of the Project, the Black River Common Facilities or any building, structure or other improvement situated on the Site, or (iv) any other occurrence that results in an insurance payment or settlement with respect to the Project, the Black River Common Facilities or any building, structure or other improvement situated on the Site, as the case may be.

       "Casualty Account" shall mean the account entitled "Black River Expansion Casualty Account" maintained by the SPV with the Disbursement Agent pursuant to Section 2.6 of the Deposit and Disbursement Agreement.

       "Class B Common Stock" shall mean the share of Class B Common Stock, $1.00 par value, of the General Partner issued to the Purchaser pursuant to the Subscription Agreement.

       "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor Federal statute.

       "Collateral" shall mean, collectively, the SPV Collateral, the Lime Collateral and the Partner Collateral.
                                  -4-
       "Collateral Agency Agreement" shall mean the Collateral Agency Agreement, dated as of August 1, 1994, by and among Wilmington Trust Company, as the Collateral Agent, Prudential, the SPV, the SPV General Partner and the SPV Limited Partner.

       "Collateral Agent" shall mean Wilmington Trust Company, a Delaware corporation, not in its individual capacity but solely as Collateral Agent pursuant to the Collateral Agency Agreement.

       "Commitment Amount" shall have the meaning ascribed thereto in Section 1.1(a) of the Note Purchase Agreement.

       "Compatible Lime Supply Agreements" shall mean, at any time, lime supply agreements for non-metallurgical lime contracted by Lime for the Maysville Facility or the Black River Facility that are or could have been serviced by the Project at such time in compliance with the technical requirements relating to the chemical composition of processed lime set forth in such agreements.

       "Confidential Information" shall mean any information furnished to any Holder by the SPV or Lime in connection with any Transaction Document or obtained by any Holder in connection with an inspection made pursuant to any Transaction Document, and that is marked by the SPV or Lime as being confidential, other than such information,

                     (i) that was publicly known, or otherwise known to such Holder, at the time the information was furnished to such Holder,

                     (ii) that subsequently becomes publicly known through no act or omission by such Holder, or

                     (iii) that otherwise becomes known to such Holder other than through disclosure by the SPV or Lime.

       "Construction Account" shall mean the "Black River Expansion Construction Account" maintained by the SPV with the Disbursement Agent pursuant to Section 2.1 of the Deposit and Disbursement Agreement.

       "Construction Agreement" shall mean the Agreement, dated as of August 27, 1993, as amended, by and between KVS and Lime, providing for the construction of the Project Kilns.

       "Construction Budget" shall mean the budget prepared by Lime as of the Initial Funding Date setting forth Construction Costs in form and substance satisfactory to Prudential.

       "Construction Completion Account" shall mean the account entitled "Black River Expansion Construction Completion Account" maintained by the SPV with the Disbursement Agent pursuant to Section 2.7 of the Deposit and Disbursement Agreement.

       "Construction Contracts" shall mean those contracts for the construction of various portions of the Project, including, without limitation, the Construction Agreement.
                                  -5-
       "Construction Costs" shall mean the costs incurred in connection with the development, financing and construction of the Project, including, without limitation, engineering, procurement, equipment, labor, construction and construction management costs relating to the Project, and amounts for insurance, accrued interest on amounts outstanding under the Construction Notes, fees required by Section 2.11 of the Construction Management Agreement, Transaction Expenses, and other fees, costs and expenses payable to Prudential or to the Collateral Agent under the Note Purchase Agreement or any other Transaction Document on or prior to the Conversion Date and amounts advanced to the Construction Completion Account to finance Punch List Items. Construction Costs shall not include Contingency Costs except to the extent that payment of the same has been approved or is permitted by Section 1.8 of the Note Purchase Agreement and Section 2.2 of the Construction Management Agreement.

       "Construction Exit Fee" shall have the meaning ascribed thereto in
Section 1.6(c) of Note Purchase Agreement.

       "Construction Management Agreement" shall mean the Construction Management Agreement, dated as of August 1, 1994, by and between the SPV and Lime.

       "Construction Manager" shall mean Lime and any successor or permitted assign under the Construction Management Agreement.

       "Construction Notes" shall have the meaning ascribed thereto in
Section 1.1(a) of the Note Purchase Agreement.

       "Construction Note Maturity Date" shall have the meaning ascribed thereto in Section 1.5(b) of the Note Purchase Agreement.

       "Construction Option Amount" shall have the meaning ascribed thereto in Section 1.6(c) of the Note Purchase Agreement.

       "Construction Option Amount Prepayment Date" shall have the meaning ascribed thereto in Section 1.6(c) of the Note Purchase Agreement.

       "Construction Period" shall mean the period of time from the Initial Funding Date up to, but not including, the Conversion Date.

       "Construction Schedule" shall mean a time schedule for the construction of the Project acceptable to Prudential under which the Project shall have reached significant Project milestones and Substantial Completion not later than the Construction Note Maturity Date.

       "Construction Servicing Fee" shall have the meaning ascribed thereto in Section 1.7(d) of the Note Purchase Agreement.

       "Contingency Costs" shall mean, collectively, (a) for any item or category identified in the Construction Budget, an amount equal to the excess, if any, of (i) the actual cost of such item or category to the Construction Manager over (ii) the cost of such item or category set forth in the Construction Budget and (b) for any cost incurred by or on behalf of the Construction Manager which is not accounted for in the Construction Budget, the actual amount of such cost.
                                  -6-
       "Contractor" shall mean KVS or any successor thereto.

       "Contract Year" shall mean the 12-month period commencing at 12:00 a.m. on January 1 of each year and ending at 11:59 p.m. on the following December 31, except that the first Contract Year shall begin on the Operation Commencement Date and the last Contract Year shall end on the Ground
Lease Expiration Date.

       "Controversy" shall have the meaning ascribed thereto in Section 5.2 of the MCFA.

       "Conversion Date" shall mean the date on which all of the conditions set forth in Section 8 of the Note Purchase Agreement have been satisfied or waived.

       "Corporation" shall mean Dravo Corporation, a Pennsylvania corporation.

       "Debt" of any Person shall mean, at any date, without duplication, (i) indebtedness for borrowed money or under interest rate and/or currency hedge or swap agreement or for the deferred purchase price of Property or services and any other item that would be included in determining total balance sheet liabilities of such Person in accordance with GAAP (excluding obligations under agreements for the purchase of goods and services in the ordinary course of business and which are paid in the ordinary course of business, but including obligations under agreements relating to the issuance of performance letters of credit or acceptance financing), (ii) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (iii) all obligations of such Person secured by a Lien on any Property or assets owned or held by such Person, regardless of whether such Debt is assumed by such Person, (iv) dividends or distributions payable by such Person on or in connection with a preferred stock, and (v) obligations of such Person (including lease, dividend, distribution and other obligations) under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise provide funds for the payment or discharge of, or to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i), (ii), (iii) or (iv) above, or to maintain the solvency or any balance sheet or other financial condition of the obligor of such indebtedness, or to make payment for any products, materials or supplies or for any transportation or services of such Person regardless of the delivery or nondelivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such indebtedness, lease, dividend, distribution or obligation will be paid or discharged, or that the holders of such indebtedness, lease, dividend, distribution or obligation will be protected against loss in respect thereof.

       "Debt Payment Date" shall mean (a) prior to the Conversion Date, the final day of each month beginning August 31, 1994, (b) the Conversion Date,
(c) subsequent to the Conversion Date, each February 1 and August 1, and (d) the Term Note Maturity Date.

       "Debt Placement Memorandum" shall mean the Debt Placement Memorandum dated July, 1993, prepared by Continental Bank Lease Capital Group in respect of the Project.

       "Debt Service" shall mean, for any period, the aggregate amount of all installments of principal and interest due with respect to the Notes for such period, as set forth on Schedule II
                                  -7-
to the Deposit and Disbursement Agreement, as said Schedule may be amended, from time to time.

       "Debt Service Payment" shall mean, in respect of any Debt Payment Date, the aggregate amount of principal and interest due on the Term Notes on such date, as set forth in Schedule II to the Deposit and Disbursement Agreement, as said Schedule may be amended, from time to time.

       "Debt Service Reserve" shall mean the account entitled "Black River Expansion Debt Service Reserve" maintained by the SPV with the Disbursement Agent pursuant to Section 2.3 of the Deposit and Disbursement Agreement.

       "Debt Service Shortfall" shall have the meaning ascribed thereto in
Section 2.3(b)(ii) of the Deposit and Disbursement Agreement.

       "Deemed Cash Flow" shall mean, with respect to a specified number of tons of processed lime purchased (or deemed purchased) by OPCO pursuant to the OPCO Agreement or by the purchaser pursuant to any Economically Similar Contract, the cash flow generated (or deemed generated) by such purchase (or deemed purchase) as determined by reference to Schedule 5 to the MCFA.

       "Default" shall mean, with respect to any Transaction Document, an event or condition the occurrence of which, with the giving of notice, the passage of time or both, would constitute an "Event of Default" within the meaning of such Transaction Document.

       "Default Reserve" shall mean the account entitled "Black River Expansion Default Reserve Account" maintained by the SPV with the Disbursement Agent pursuant to Section 2.5 of the Deposit and Disbursement Agreement.

       "Deposit and Disbursement Agreement" shall mean the Deposit and Disbursement Agreement, dated as of August 1, 1994, by and among the SPV, the Collateral Agent and the Disbursement Agent.

       "Disbursement Agent" shall mean Wilmington Trust Company, a Delaware corporation, not in its individual capacity but solely as Disbursement Agent pursuant to the Deposit and Disbursement Agreement.

       "Dravo Parties" shall mean collectively each of the Corporation, Lime and Basic together with their successors and permitted assigns.

       "Dravo-Related Event of Default" or "Dravo-Related Default" shall mean any of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary, or come about or be effected by operation of law or be pursuant to or in compliance with Applicable Law):

              (i) Lime shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect, or
                                  -8-
       seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they became due within the meaning of the Bankruptcy Code or shall admit in writing its failure to pay its debts as they become due or shall take any action to authorize any of the foregoing; or any involuntary case or other proceeding shall be commenced against Lime seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official or agency of it or any substantial part of its property, and such involuntary case or other proceeding shall remain uncontested for a period of 90 days or undismissed for a period of 90 days; or

              (ii)(a)Any one or more of the Dravo Parties shall default in the payment when due of any amount in respect of any Debt owing to or for the benefit of the Existing Creditors in excess of $2,000,000, and such default shall continue beyond the applicable grace period, if any, specified in the note, agreement, lease or other instrument relating to such Debt, or (b) any other event shall occur under any note, agreement, lease or other instrument by which any such Debt is evidenced or under which any such Debt is created which, in either of the events specified in the foregoing clauses (a) or (b) causes such Debt to become due prior to its stated maturity or payment date, and such event shall not be (x) cured within the applicable grace period, if any, specified in such note, agreement, lease or other instrument or
       (y) rescinded or stayed by the Existing Creditors within 60 days of such acceleration.

       "Draw Request" shall mean a written request by the SPV for Advances under the Note Purchase Agreement, which shall (i) be substantially in the form of Exhibit B of the Note Purchase Agreement and (ii) meet all of the requirements of the Note Purchase Agreement, including, without limitation,
Section 1.3 thereof.

       "Easement Agreement" shall mean the Easement Agreement, dated as of August 1, 1994, by and between Lime and the SPV.

       "Easement Parcel" shall have the meaning ascribed thereto in the second recital of the Easement Agreement.

       "EC Lime Pledge Agreement" shall mean the Stock Pledge Agreement, dated as of August 1, 1994, by Lime in favor of the Existing Creditors' Agent, as it may be amended, modified or supplemented from time to time in accordance with its terms.

       "EC Partner Pledge Agreement" shall mean the Partner Pledge
Agreement, dated as of August 1, 1994, by the SPV General Partner and the
SPV Limited Partner in favor of the Existing Creditors' Collateral Agent, as it may be amended, modified or supplemented from time to time in accordance with its terms.
                                  -9-
       "Economically Similar Contracts" shall mean, simultaneously with the acceptance of the Holders as provided in clause (ii) below, one or more lime supply agreements (excluding any renewals or extensions of an Assigned
Lime Contract which Assigned Lime Contract was in existence on the date of termination of the OPCO Agreement referred to below) entered into by the SPV (or assigned to the SPV by Lime with the consent of the Existing Creditors) after the date upon which the OPCO Agreement has been terminated in whole or in material part, which agreement or agreements (i) in the sole discretion of the Holders, contain provisions regarding purchase quantities, pricing and quality standards, and other material terms, which when taken as a whole are at least as favorable to the SPV as the corresponding provisions and terms under the terminated provisions of the OPCO Agreement, and (ii) have been accepted in writing by the Holders as a substitute for the terminated provisions of the OPCO Agreement to the extent terminated.

       "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, proceedings, executory decrees, judgments, demands, demand letters, orders, directives, claims (including claims involving liabilities in tort), Liens, notices of noncompliance or violation, or investigations relating to any Environmental Law or Governmental Approval issued under any such Environmental Law or arising from the presence or release into the environment of Hazardous Materials, including Expenses claimed or asserted by any Governmental Authority or by any third party for enforcement, cleanup, removal, response, remedial or other actions, or for damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

       "Environmental Consultant" shall mean John T. Boyd Company on or prior to the Initial Funding Date, and thereafter John T. Boyd Company or such other engineering firm which shall be selected by the SPV and reasonably satisfactory to the Required Holder and the Collateral Agent.

       "Environmental Laws" shall mean all Federal, state and local laws, statutes, ordinances, regulations, criteria, guidelines and rules of common law now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment and natural resources (including without limitation ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, and wildlife, aquatic species and vegetation), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

       "EPA" shall mean the United States Environmental Protection Agency, or any successor agency, body or entity.

       "Equity Collateral" shall mean the issued and outstanding capital stock of the Partners other than the Class B Common Stock of the SPV General Partner.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
                                  -10-
       "ERISA Affiliate" shall mean any corporation or trade or business that (i) is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Corporation, Lime, the SPV, the SPV General Partner or the SPV Limited Partner or (ii) is under common control (within the meaning of Section 414(c) of the Code) with the Corporation, Lime, the SPV, the SPV General Partner or the SPV Limited Partner.

       "Event of Default" shall have the meaning ascribed thereto in Section
13.1 of the Note Purchase Agreement.

       "Existing Creditors" shall have the meaning ascribed thereto in the preamble to the Intercreditor Agreement.

       "Existing Creditors' Agent" shall have the meaning ascribed thereto in the preamble to the Intercreditor Agreement.

       "Existing Creditors Loan Documents" shall mean the Override Agreement and the Existing Creditors Credit Agreement, the Dravo Parties Note Agreement, the Basic Note Agreement and the other Operative Documents (in each case, as defined in the Intercreditor Agreement).

       "Existing Creditors Indebtedness" shall have the meaning ascribed thereto in Article 10 of the Intercreditor Agreement.

       "Existing Creditors Pledge Agreement" shall have the meaning ascribed thereto in the third recital of the Intercreditor Agreement.

       "Existing Creditors Security Agreement" shall have the meaning ascribed thereto in the third recital of the Intercreditor Agreement.

       "Existing Creditors Security Documents" shall mean the Existing Creditors Security Agreement, the Existing Creditors Pledge Agreement, the EC Partner Pledge Agreement and the EC Lime Pledge Agreement.

       "Expenses" shall mean liabilities, obligations, losses, damages, penalties, interest, claims (including, without limitation, claims involving liability in tort, strict or otherwise), Environmental Claims, actions, suits, judgments, fees, costs, expenses and disbursements (including legal and other professional fees and expenses and costs of investigation) of any kind and nature whatsoever, regardless of whether the underlying claim for such is founded or unfounded and including any fees, costs, expenses and disbursements (including legal and other professional fees and expenses and costs of investigation) of any kind and nature whatsoever arising from condemnation proceedings.

       "Final Approvals" shall mean all Governmental Approvals necessary or desirable for the in order to allow the Project to begin commercial operation.

       "Final Completion" shall have the meaning ascribed thereto in Section 2.5(c) of the Construction Management Agreement.
                                  -11-
       "Final Completion Date" shall mean the date of Final Completion of the Project.

       "Financing Documents" shall mean the Note Purchase Agreement, the Notes, the SPV Security Agreement, the Project Mortgage, the Lime Security Agreement, the Lime Pledge Agreement, the Partner Security Agreement, the OPCO Consent, the written consents obtained by Lime and/or the SPV relating to the assignment of the Assigned Lime Contracts, the Intercreditor Agreement, the Mortgage Subordination Agreement, the Deposit and Disbursement Agreement, the Collateral Agency Agreement and each other document or instrument evidencing or securing the obligations evidenced by the Notes.

       "Funding Date" shall mean the Initial Funding Date and each additional date on which an Advance is made in accordance with Section 1.2 of the Note Purchase Agreement.

       "GAAP" shall mean generally accepted accounting principles, consistently applied, as in effect in the United States from time to time.

       "General Contractor" shall mean Lime.

       "Governmental Approvals" shall mean all permits, authorizations, registrations, franchises, consents, approvals, waivers, exceptions, variances, claims, orders, judgments, interpretations and decrees, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority and shall include, without limitation, all siting, environmental and operating permits and licenses that are required for the construction, installation, support, operation, existence, inspection, maintenance, repair of the Project, the safety of Persons using any portion of the Project, the Black River Common Facilities, the Project Land and the Easement Parcel, as contemplated by the Transaction
Documents.

       "Governmental Authority" shall mean any Federal, state, county, municipal, regional, local, administrative or other governmental, quasi-governmental or regulatory authority, agency, board, body, instrumentality, commission, court, tribunal or judicial or quasi-judicial body or political subdivision of any of the foregoing.

       "Ground Lease" shall mean the Ground Lease, dated as of August 1, 1994, by and between Lime and the SPV.

       "Ground Lease Expiration Date" shall mean October 2, 2020.

       "Hazardous Materials" shall mean: (a) any petroleum or petroleum products, explosive, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, lead and radon gas; (b) any chemical, material or substance that is now or hereafter becomes defined as or included in the definition of "hazardous substance," "restricted hazardous waste," "hazardous material," "extremely hazardous substance," "restricted hazardous waste," "toxic substance," "toxic pollutant," or words of similar import, under any applicable Environmental Law; and (c) any chemical, material, substance, or waste, exposure to which the presence, use, generation, treatment, release, emission, discharge, transport, storage or disposal of which could give rise to any Environmental Claim or is now or hereafter prohibited, limited or regulated under any
Environmental Law or by any Governmental Authority.
                                  -12-
       "Hedge Treasury Security" shall mean, on any date, the U.S. Treasury security or securities, reported at 10 a.m. local time in Newark, New Jersey on such date on the Telerate Service (or any service that in the opinion of Prudential is comparable) for actively traded U.S. Treasury securities, having a duration (in the reasonable opinion of Prudential) most nearly equal to the duration of the Construction Notes (calculated using the Unused Commitment immediately prior to such date and the funding schedule set forth in the Construction Budget). Duration will be calculated in accordance with the customary financial practices of Prudential.

       "Hedge Treasury Security Bid Price" with respect to any Hedge Treasury Security shall mean the bid price of such Hedge Treasury
Security on the Rate Acceptance Date expressed in relation to an assumed par value of One Hundred Dollars ($100).

       "Hedge Treasury Security Bid Price Increase" with respect to any Hedge Treasury Security shall mean, on any date, the Current Hedge Treasury Security Ask Price with respect to such Hedge Treasury Security minus the Hedge Treasury Security Bid Price with respect to such Hedge Treasury Security, rounded off to two decimal places, and expressed, in each case, in relation to an assumed par value of One Hundred Dollars ($100), but in no event less than Zero Dollars ($0). As used in this definition,

              "Current Hedge Treasury Security Ask Price" means, on the date of calculation of the Hedge Treasury Security Bid Price Increase, the ask price on such date of the actual Hedge Treasury Security used in the determination of the Hedge Treasury Security Bid Price.

       "Holder" shall mean, as to any Note then outstanding, the Person in whose name such Note is registered pursuant to Section 16.1 of the Note Purchase Agreement.

       "Holding Company Act" shall mean the Public Utility Holding Company Act of 1935, as amended.

       "Impositions" shall have the meaning ascribed thereto in Section 1.4 of the Project Mortgage.

       "Improvements Deed" shall have the meaning ascribed thereto in Section
2.1 of the Ground Lease.

       "Indemnitee" shall mean each of the Holders, the Collateral Agent and the Disbursement Agent, Wilmington Trust Company in its individual capacity, any Affiliate of any of the foregoing and the respective successor, assigns, agents, representatives, partners, officers, shareholders, directors, servants or employees of the foregoing.

       "Independent Engineer" shall mean John T. Boyd Company on or prior to the Initial Funding Date, and thereafter John T. Boyd Company or such other engineering firm which shall be selected by the SPV and reasonably satisfactory to the Required Holder and the Collateral Agent.

       "Independent Engineer's Certificate" shall have the meaning ascribed thereto in Section 5.7 of the Note Purchase Agreement.
                                  -13-
       "Industry Standards" shall mean the latest edition or revision of all industry codes, standards or regulations (hereinafter referred to collectively in this definition as "codes") applicable to the operation, maintenance, repair or modification of the Project or any portion, part or system thereof or incorporated therein; provided, however, that where any such codes are subject to interpretation or where several different codes may be applicable under Applicable Law or where the selection of any code is not required by Applicable Law, the selection of such codes to be complied with shall be made by the Independent Engineer.

       "Initial Funding" shall have the meaning ascribed thereto in Section 1.1(c) of the Note Purchase Agreement.

       "Initial Funding Date" shall have the meaning ascribed thereto in
Section 1.1(c) of the Note Purchase Agreement.

       "Institutional Investor" shall mean any Accredited Investor.

       "Insurance Consultant" shall mean Alexander & Alexander, or such other consultant on insurance matters selected by the Holders.

       "Intercreditor Agreement" shall mean the Intercreditor Agreement, dated as of August 1, 1994, by and among the Collateral Agent, Prudential, the Existing Creditors and the Existing Creditors Agent, as consented to and acknowledged by Lime and the SPV.

       "Intercreditor Obligations" shall mean collectively, at any time, each of the obligations of one or more of the Dravo Parties owing to the Existing Creditors, the Existing Creditors' Agent, the Collateral Agent and
Prudential at such time.

       "Interim Period" shall mean, in each calendar year, the semi-annual period commencing January 1 through and including June 30 and the semi-annual period commencing July 1 through and including December 31.

       "Investment" shall mean the Eleven Million Dollar ($11,000,000) equity contribution to the capital of the SPV made by the Partners.

       "Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

       "KVS" shall mean Svedala Industries, Inc., through its Kennedy Van Saun division.

       "Late Payment Rate" shall mean at any time an interest rate per annum equal to the lesser of (i) the highest rate permitted by Applicable Law, or
(ii) an interest rate equal to two percentage points over the highest interest payable on the Notes at such time.

       "Lender" shall mean The Prudential Insurance Company of America, a New Jersey insurance corporation, as lender under the Note Purchase Agreement.

       "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common
                                  -14-
law, statute or contract (including Liens arising under Environmental Laws), and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and the filing of any financing statement under the Uniform Commercial Code of any jurisdiction, or any agreement to give or grant any of the foregoing as well as any reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, claims and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting Property.

       "Lime" shall mean Dravo Lime Company, a Delaware corporation.

       "Lime Collateral" shall mean any and all Property purported to be granted by Lime to the Collateral Agent pursuant to the Lime Security Agreement, the Lime Pledge Agreement and any other Transaction Document.

       "Lime Contract Party" shall mean each Person (other than Lime) that is a party to the Assigned Lime Contracts.

       "Lime Offeror" shall have the meaning ascribed thereto in Section 4.27 of the Note Purchase Agreement.

       "Lime Pledge Agreement" shall mean the Pledge Agreement, dated as of August 1, 1994, by and between Lime and the Collateral Agent.

       "Lime Security Agreement" shall mean the Security Agreement, dated as of August 1, 1994, by and between Lime and the Collateral Agent.

       "Loss Event" shall mean any Casualty, Requisition of Title or Requisition of Use with respect to the Project, the Project Land, the Easement Parcel or any part thereof.

       "Make-Whole Amount" shall mean at any time with respect to a principal amount of the Notes being prepaid (in whole or in part) means the greater of

              (a)    Zero Dollars ($0) or

              (b)    the remainder of

                     (i) the sum of the present values (determined using a discount rate per compounding period equal to one-half the Make-Whole Discount Rate at such time with respect to such principal amount of Notes and a compounding period of six (6) months) of (A) the then remaining scheduled payments of principal and interest that would be payable but for the prepayment or acceleration of such principal amount of Notes being prepaid or accelerated (except for the interest payment due on the payment date next succeeding the date of payment or prepayment, as the case may be), plus (B) the Interest Stub at such time in respect of such principal amount of Notes minus
                                  -15-
                     (ii) the aggregate principal amount of the Notes so prepaid or accelerated.

As used in this definition:

              "Applicable H.15" shall mean, at any time, United States Federal Reserve Statistical Release H.15(519) or its successor publication most recently published and available to the public at such time, or if no such successor publication is available, then any other source of current information in respect of interest rates on Securities of the United States of America that is generally available and, in the judgment of the Required Holders, provides information reasonably comparable to the H.15(519) report.

              "Interest Stub" shall mean, at any time, in respect of a principal amount of Notes, the amount of the interest payment due on the payment date next succeeding the date of prepayment or payment in respect of such principal amount of Notes, less the interest accrued subsequent to the payment date immediately preceding such next succeeding payment date, to but not including such time, in respect of such principal amount of Notes.

              "Make-Whole Discount Rate" shall mean, at any time, with respect to a principal amount of Notes being prepaid or accelerated, the percentage rate (rounded to the nearest three decimal places) equal to

              (a) the yields reported, as of 10:00 a.m. (New York City time) on the date two Business Days prior to the date of such prepayment or acceleration, as the case may be (as reported on page 678 of the Telerate Service or any other nationally recognized trading screen, reasonably selected by the Required Holders, reporting on-line intraday trading in United States government securities), for actively traded U.S. Treasury securities having a maturity equal to the Weighted Average Life to Maturity of the principal amount of the Notes then being prepaid or accelerated, or, if such yields shall not be reported as of such time or the yields as of such time shall not be ascertainable,

              (b) the annual yield to maturity at such time of the United States Treasury obligation listed in the then Applicable H.15 for the most recently available day in such Applicable H.15 with a Treasury Constant Maturity (as such term is defined in such Applicable H.15) equal to the Weighted Average Life to Maturity of the principal amount of the Notes then being prepaid or accelerated.

              "Remaining Dollar-Years" shall mean, at any time, with respect to any indebtedness for borrowed money the result obtained by

              (a)    multiplying

                     (i) the amount of each then remaining required principal payment (including repayment of principal at final maturity) of such borrowing unpaid immediately prior to such time, by
                                  -16-
                     (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such time and the date each such required principal payment is due, and

              (b)    calculating the sum of the products thereby obtained.

For purposes of this definition, it shall be assumed, notwithstanding
Section 1.5(b) of the Note Purchase Agreement, that the Construction Notes have a final maturity date and principal amortization schedule identical to those of the Term Notes.

              "Weighted Average Life to Maturity" at any time with respect to any indebtedness for borrowed money shall mean the number of years obtained by dividing the then Remaining Dollar-Years of such indebtedness by the then outstanding principal amount of such indebtedness.

       "Margin Security" shall mean "margin stock" or "margin security" within the meaning of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, as amended from time to time.

       "Maximum Capacity Payment" shall have the meaning set forth in Section 3.2(b)(iii) of the MCFA.

       "Maysville Facility" shall mean the limestone mines and lime processing and production facilities of Lime located in Maysville, Kentucky.

       "MCFA" shall mean the Master Common Facilities Agreement, dated as of August 1, 1994, by and between Lime, as Operator and Owner, and the SPV.

       "Moody's" shall mean Moody's Investors Service, Inc., and any successor that issues nationally accepted securities ratings.

       "Mortgage Subordination Agreement" shall mean the Mortgage
Subordination Agreement, dated as of August 1, 1994, by and between the Existing Creditors' Agent and the SPV.

       "Multiemployer Plan" shall mean any multiemployer plan (as defined in section 3(37) of ERISA) in respect of which the Corporation, Lime, the SPV, the SPV General Partner or the SPV Limited Partner or any ERISA Affiliate is an "employer" (as such term is defined in section 3 of ERISA).

       "Multiple Employer Pension Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Pension Plan subject to Title IV of ERISA to which the Corporation, Lime, the SPV, the SPV General Partner or the SPV Limited Partner or any ERISA
Affiliate and an employer (as such term is defined in Section 3 of ERISA) other than an ERISA Affiliate or the Corporation, Lime, the SPV, the SPV General Partner or the SPV Limited Partner contribute.
                                  -17-
       "Non-OPCO Contracts" shall mean all lime supply contracts to which Lime or an Affiliate is or may, from time to time, be a party (other than the OPCO Agreement) pursuant to which Lime or an Affiliate is or may, from time to time, be obligated to provide, or has provided, processed lime produced by the Black River Facility, the Project or the Maysville Facility.

       "Non-OPCO Lime" shall mean processed lime produced by the Black River Facility, the Project and the Maysville Facility to satisfy Lime's obligations under Non-OPCO Contracts, which lime could have been produced by the Project in compliance with the relevant Non-OPCO Contract and the quality and technological standards set forth therein.

       "Note Purchase Agreement" shall mean the Note Purchase Agreement, dated as of August 1, 1994, by and between Prudential and the SPV.

       "Notes" shall mean, collectively, the then outstanding Construction Notes and Term Notes.

       "Occupational Safety and Health Act" means the Occupational Safety and Health Act of 1970, as amended, and all rules and regulations promulgated thereunder.

       "Officer's Certificate" means a certificate signed by a Responsible Officer, duly authorized by appropriate corporate action to execute such certificate.

       "One Year's Debt Service" shall have the meaning ascribed thereto in
Section 2.3(c)(ii) of the Deposit and Disbursement Agreement.

       "OPCO" shall mean Ohio Power Company, an Ohio corporation.

       "OPCO Agreement" shall mean the Lime Supply Agreement, dated June 21, 1993, between Lime and OPCO.

       "OPCO Consent" shall mean that certain Consent Agreement by and among OPCO, Lime, the SPV and the Collateral Agent, relating to the assignment of the OPCO Agreement from Lime to the SPV and certain related matters.

       "Operating Expenses" shall mean, at any time all items identified as Operation and Maintenance Costs in the then current approved Project Budget.

       "Operating Work" shall have the meaning ascribed thereto in Section 1.2(a) of the MCFA.

       "Operation and Maintenance Costs" shall have the meaning ascribed thereto in Article 4 of the MCFA.

       "Operation Commencement Date" shall mean (i) the Conversion Date, or (ii) if the Conversion Date has not occurred, the Substantial Completion Date.

       "Operator" shall have the meaning ascribed thereto in Section 1.1 of the MCFA.
                                  -18-
       "Override Agreement" shall mean the Override Agreement dated as of January 21, 1992, by and among the Dravo Parties and the Existing Creditors, as amended by certain Amendments dated as of March 10, 1993, March 7, 1994 and August 1, 1994.

       "Owner" shall have the meaning ascribed thereto in paragraph 2 of the preliminary statements to the MCFA.

       "Partial Loss"  shall mean a Loss Event other than a Total Loss.

       "Participants" shall mean, collectively, Prudential, the SPV, Lime, the Partners, the Collateral Agent, the Disbursement Agent, the Existing
Creditors and the Existing Creditors' Agent and the respective successors and assigns of the foregoing.

       "Partner Collateral" shall mean any and all Property purported to granted by the Partners to the Collateral Agent pursuant to the Partner Security Agreement and any other Transaction Document.

       "Partner Security Agreement" shall mean the Partner Security Agreement, dated as of August 1, 1994, by and among the Partners and the Collateral Agent.

       "Partners" shall mean, collectively, DBR General Inc., a Delaware corporation, and Dravo Black River Limited Inc., a Delaware corporation.

       "Partnership Agreement" shall mean that certain Limited Partnership Agreement dated as of July 18, 1994 by and between the SPV General Partner and the SPV Limited Partner.

       PBGC shall mean the Pension Benefit Guaranty Corporation and any successor corporation or governmental agency.

       Pension Plan shall mean, at any time, any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) maintained at such time by the SPV or any ERISA Affiliate for employees of the SPV or such ERISA Affiliate, excluding any Multiemployer Plan, but including, without limitation any Multiple Employer Pension Plan.

       "Performance Criteria" shall mean the performance criteria set forth in the Construction Agreement with respect to the Project Kilns, including, without limitation, Article 8 and Article 10 thereof and the Performance Standards annexed thereto.

       "Permitted Encumbrances" shall mean the exceptions to title listed on the Title Policy and such other exceptions as the Holders may consent to in writing.

       "Permitted Investments" shall mean, to the extent any of the following do not have a remaining maturity in excess of 6 months from the time of purchase, (i) direct obligations of the United States Government, (ii) obligations fully guaranteed by the United States, (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States or one of the States thereof having combined capital and surplus and retained earnings of at least $100,000,000 and having general obligations rated at least AA (or the then equivalent
                                  -19-
grade) by Moody's and Standard & Poor's, (iv) commercial paper of any holding company of a bank, trust company or national banking association described in the preceding clause (iii) provided such obligations are rated "A-1"/"P-1" (or the then equivalent grade) by Standard & Poor's and Moody's; (v) bonds, notes or other obligations of any State of the United States, or any political subdivision of any such State, or any agencies or other instrumentalities of any such State, including but not limited to industrial development bonds, pollution control revenue bonds, public power bonds, housing bonds, other revenue bonds or other general obligations bonds, provided that, at the time of their purchase, such obligations are rated "A" (or its equivalent) or better by Standard & Poor's and Moody's; (vi) mutual funds that invest solely in Securities of the type referred to in any one or more of clauses (i) through (v) above.

       "Permitted Liens" shall mean:

              (a) the respective rights and interests of the various parties created by the Transaction Documents, as provided therein;

              (b) Liens for Taxes that either are not yet due and payable or are being contested in good faith and by appropriate proceedings diligently conducted, so long as such proceedings do not (i) involve any risk of the foreclosure, forfeiture or loss of the Project or the Site or any part thereof or interest therein or any substantial danger of the sale of the Project or the Site or any parts thereof or interest therein, (ii) interfere with the use, possession or disposition of the Project or any part thereof or interest therein, or
       (iii) involve any risk of the invalidity or the loss of the priority of the Lien of the Collateral Agent under any Transaction Document;

              (c) materialmens', mechanics', workmens', repairmens', employees', carriers', warehousemens' and other like Liens relating to any construction, rebuilding or repair of the Project or on the Project Land or arising in the ordinary course of business for amounts that either are not more than 30 days past due or are being contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings to contest Taxes set forth in clause (b) above;

              (d)    Liens of any of the types referred to in clauses (b) and
       (c) above that have been bonded by a reputable bonding company of recognized financial standing reasonably acceptable to the Holders and the Collateral Agent for the full amount in dispute (or as to which other security arrangements reasonably satisfactory to the Holders and the Collateral Agent have been made);

              (e) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest Taxes set forth in clause (b) above;

              (f)    all Permitted Encumbrances;
                                  -20-
              (g) other Liens affecting the Project or the Site consisting of easements, rights-of-way or similar rights of use that do not, individually or in the aggregate, impair (other than to an insignificant extent) the use, value or useful life of the Project or the Site; and

              (h)    with respect to the Shared Collateral,

                     (i) Liens in favor of the Existing Creditors' Agent created by the Existing Creditors Security Documents,

                     (ii) the Lien in favor of First Alabama Bank with respect to the Requirements Contract dated June 30, 1990 by and between Lime and Basic, and the Limestone Lease Agreement dated June 8, 1990 by and between Lime and Basic, and

                     (iii) such other Liens as may from time to time be consented to by the Holders.

       "Person" shall mean any individual, partnership, corporation, trust, limited liability company, joint venture, unincorporated organization, Governmental Authority or other entity.

       "Plans and Specifications" shall mean the plans and specifications for the design, construction and operation of the Project, certified copies of which have been delivered to Prudential and the Independent Engineer prior to the Initial Funding Date.

       "Project" shall mean the lime production facility to be constructed on the Site in accordance with the Plans and Specifications, having a production capability of not less than 700,000 tons per year of processed lime and including, without limitation, any and all appliances, parts, components, instruments, appurtenances, accessories, machinery, equipment, fixtures and other Property that may be incorporated or installed in or attached to or otherwise become part of such facility, together with all substitutions, replacements, supplements and modifications thereof.

       "Project Budget" shall have the meaning ascribed thereto in Section 1.4(a)(iii) of the MCFA.

       "Project Contracts" shall mean the Construction Contracts, the Construction Management Agreement, the Ground Lease, the Easement Agreement, the MCFA, the OPCO Agreement, the Transportation Agreement, all Governmental Approvals and all other agreements, documents, instruments and contracts of whatever nature, now or hereafter arising, relating to the construction testing, bringing into operation, possession, operation, use, repair or maintenance of the Project, the Project Land or the Easement Parcel as such documents are approved by the Purchaser in accordance with
Section 5.25 of the Note Purchase Agreement.

       "Project Kilns" shall mean the two rotary preheater kilns including fines lime calcining system and course lime calcining system to be constructed on the Project Land pursuant to the Construction Agreement, together with all the equipment, parts, components, instruments, accessories, machinery and fixtures related thereto located on the Project Land.
                                  -21-
       "Project Land" shall mean that certain piece or parcel of land leased by Lime to the SPV pursuant to the Ground Lease and described in Exhibit A to the Ground Lease.

       "Project Mortgage" shall mean the Leasehold Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of August 1, 1994, by the SPV in favor of Collateral Agent.

       "Project-Owned Common Facilities" shall mean the Project other than the Project Kilns.

       "Project Profit Margin Per Ton" shall mean,

              (a) as used in Section 3.2 of the MCFA, for any Contract Year, the excess of (i) the Adjusted Base Price for such Contract Year (as such term is defined in the OPCO Agreement) minus (ii) the quotient of
       (A) all Operation and Maintenance Costs for such Contract Year that would have been incurred had all processed lime produced at the Project, the Black River Facility and the Maysville Facility been produced at the Project divided by (B) the number of tons of Non-OPCO Lime under Compatible Lime Supply Agreements actually produced at the Project, the Black River Processing Complex and the Maysville Processing Complex during such Contract Year, and

              (b) as used in Section 3.3 of the Intercreditor Agreement, for any year in a Measuring Period (the "Calculation Year"), the excess of
       (i) the Adjusted Base Price (as such term is defined in the OPCO Agreement) for the Base Year, increased at the rate of 3% per annum for each year subsequent to the Base Year up to and including the Calculation Year minus (ii) the quotient of (A) all Operation and Maintenance Costs incurred during the Base Year, increased at the rate of 3% per annum for each year subsequent to the Base Year up to and including the Calculation Year, divided by (B) the number of tons of processed lime produced by the Project during the Base Year.

The "Base Year" shall mean the complete Contract Year immediately preceding the date of determination of the Discounted Present Value of the 60,000 Ton Receivables pursuant to Section 3.3 of the Intercreditor Agreement.

       "Project Revenue Account" shall mean the account entitled "Black River Expansion Project Revenue Account" maintained by the SPV with the Disbursement Agent pursuant to Section 2.2 of the Deposit and Disbursement Agreement.

       "Project Revenues" in respect of any period, shall mean all revenues of the SPV in respect of such period including, without limitation, all payments by OPCO under the OPCO Agreement (or any payments by any Person under any Economically Similar Contract), all payments by either the Owner or Operator to the SPV under the MCFA, any Capacity Payment under the
MCFA, the proceeds of any business interruption insurance, all revenues from sales of processed lime referred to in the first sentence of Section 3.2(d) of the MCFA, interest accrued on the balances of the Accounts and all other income, however earned, of the SPV, but excluding (i) insurance proceeds and condemnation awards to the extent dealt with in Section 2.6 of the Deposit and Disbursement Agreement, (ii) payments made by the Existing Creditors, or the Existing Creditors' Agent on behalf of the Existing Creditors, pursuant to the exercise of cure
                                  -22-
rights under Article 6 of the Intercreditor Agreement, and (iii) any proceeds from the sale of the Notes.

       "Projections" shall mean the financial projections of revenues and expenses of the Project prepared by Continental Bank Lease Capital Group and delivered to the Purchaser pursuant to Section 5.27 of the Note Purchase Agreement.

       "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

       "Prudential" shall mean The Prudential Insurance Company of America, a New Jersey insurance corporation, as lender under the Note Purchase Agreement.

       "Prudent Industry Practice" shall mean, at any given time, any of the practices, methods and acts engaged in or approved by a significant portion of the lime processing industry at the time the decision was made to utilize such practices, methods or acts or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time when the decision was made, would have been expected to accomplish the desired result, consistent with considerations of reliability, safety, expedition, and protection of the environment and with due regard for, among other things, manufacturers' warranties, engineering and operating conditions, and the requirements of Governmental Authorities and the requirements of the Transaction Documents.

       "Punch List Items" shall mean as of the Substantial Completion Date any items identified by the SPV and by the Independent Engineer as having to be completed in order for Final Completion to be achieved.

       "Purchaser" shall mean The Prudential Insurance Company of America, a New Jersey insurance corporation, as purchaser of the Notes under the Note Purchase Agreement.

       "Rate Acceptance Date" shall mean the date on which Prudential and the SPV agree on the interest rate to apply to the Construction Notes.

       "Rate Commitment Period" shall mean, with respect to any Construction Notes, the period beginning on and including the forty-third (43rd) day after the Rate Acceptance Date applicable to such Construction Notes (not counting in such forty-three (43) day period the Rate Acceptance Date), and ending on but excluding the earlier of:

              (a)    the date such Construction Notes are fully advanced, or

              (b)    the date the SPV cancels the Unused Commitment in full.

       "Rate Delayed Delivery Fee" shall have the meaning ascribed thereto in
Section 1.7(b) of the Note Purchase Agreement.

       "Required Holders" shall mean, at any time, the holders of a majority in outstanding principal amount of the Notes at such time.
                                  -23-
       "Required Reserve Payment" shall mean an amount equal to the lesser of
(i) that portion of the Commitment Amount which has not been cancelled and which remains unadvanced after the payment of (or provision for) all Construction Costs, and (ii) One Year's Debt Service.

       "Requisition of Title" shall mean any circumstance or event in consequence of which the Project or the Site or any material portion of any of the foregoing, shall be condemned or seized or title thereto shall be requisitioned or taken by any Governmental Authority or any other Person under power of eminent domain or otherwise.

       "Requisition of Use" shall mean any circumstance or event (other than a Requisition of Title) in consequence of which the use of the Project or the Site or any material portion thereof shall be requisitioned or taken by any Governmental Authority or any other Person under power of eminent domain or otherwise.

       "Responsible Officer" shall mean, with respect to the subject matter of any representation, warranty, covenant, agreement, obligation or Officer's Certificate of any party contained in or delivered pursuant to any Transaction Document, the President, or any Vice President, Assistant Vice President, Treasurer, Assistant Treasurer or other officer who in the normal performance of his or her operational responsibility would have knowledge of such matter and the requirements with respect thereto, or in the case of the SPV, such an officer of the SPV General Partner.

       "Scheduled Variable Cost Savings Per Ton" shall mean (a) as of any date of determination thereof that falls in any year up to and including 1998, the amount set forth in the table below opposite the year in which such date of determination falls, and (b) as of any date of determination that falls in any year subsequent to 1998, (i) the sum of the Table Amount plus the General Index Amount divided by (ii) five. The "Table Amount" shall mean
(x) the amount calculated in the manner indicated in the last entry in the table below multiplied by (y) three. The "General Index Amount" shall mean (x)
(1) $8.25 multiplied by (2) a fraction, of which, (A) for 1999, the numerator is the average monthly General Purpose Machine and Equipment Index (No. 114)
(the "Machine and Equipment Index") published by the United States Bureau of Statistics for the twelve months from November, 1997 to October, 1998, inclusive, and the denominator is the average monthly Machine and Equipment Index for the twelve months from November, 1996 to October, 1997, inclusive, and (B) for any year after 1999, the numerator is the average monthly Machine and Equipment Index for the twelve consecutive months ending with and including October of the year immediately preceding such year and the denominator is the average monthly Machine and Equipment
Index for the twelve months from November, 1997 to October, 1998, inclusive, multiplied by (y) two.

                                            Table


Amount                          Year
$4.50                            1995
$6.50                            1996
$7.35                            1997
$8.25                            1998
(CAFC divided by BAFC)
multiplied by $8.25              Each year after 1998

                                  -24-
"CAFC" ("Current Average Fuel Cost") shall mean the actual delivered price per ton of coal, divided by the BTU content per ton of coal, for the coal delivered to the Black River Processing Complex during November of the year preceding the year in respect of which a determination is being made. "BAFC" ("Base Average Fuel Cost") for the year 1999 shall mean the actual delivered price per ton of coal, divided by the BTU content per ton of coal, for the coal delivered to the Black River Processing Complex during January, 1998; for each year subsequent to 1999, BAFC shall mean the actual delivered price per ton of coal, divided by the BTU content per ton of coal, for the coal delivered to the Black River Processing Complex during November, 1998.

       "SEC" shall mean the U.S. Securities and Exchange Commission.

       "Secured Obligations" shall mean, at any time,

              (a) the indebtedness from time to time evidenced by the Notes and any and all other sums required to be paid by the SPV or Lime from time to time to the Holders or the Collateral Agent pursuant to the Notes, the Note Purchase Agreement or any other Transaction
       Documents, and

              (b) all covenants, agreements, conditions and other provisions required to be kept, performed, observed and complied with by or on behalf of the SPV or Lime from time to time in connection with the Notes, the Note Purchase Agreement or any of the other
       Transaction Documents.

       "Secured Parties" shall mean the Existing Creditors, the Existing Creditors Agent, Prudential and the Collateral Agent, together with their successors and assigns.

       "Securities Act" shall mean the Securities Act of 1933, as amended.

       "Security" shall have the same meaning ascribed thereto in Section 2(1) of the Securities Act.

       "Senior Financial Officer" shall mean, with respect to any Person, any one of the chief financial officer, the principal accounting officer or the treasurer (or the equivalent) of such Person, or in the case of the SPV, such an officer of the SPV General Partner.

       "Senior Officer" shall mean, with respect to any Person, any one of the chairman of the board of directors, the chief executive officer, the chief operating officer, the president, the chief financial officer and the treasurer (or the equivalent) of such Person, or in the case of the SPV, such an officer of the SPV General Partner.
                                  -25-
       "Shared Collateral" shall mean for so long as both the Collateral Agent and the Existing Creditors' Agent shall have Lien thereon, the Partner Collateral, the Equity Collateral and the Assigned Lime Contract Collateral.

       "Site" shall mean, collectively, the Project Land and the Easement
Parcel.

       "Six Months' Debt Service" shall mean as of the Conversion Date fifty percent (50%) of One Year's Debt Service as of such date.

       "Soil Test" shall have the meaning set forth in Section 5.19 of the Note Purchase Agreement.

       "Source" shall have the meaning described in Section 3.2 of the Note Purchase Agreement.

       "SPV" shall mean Dravo Black River Limited Partnership, a Delaware limited partnership.

       "SPV Collateral" shall mean any and all Property purported to be granted by the SPV to the Collateral Agent pursuant to the SPV Security Agreement, the Project Mortgage and any other Transaction Document.

       "SPV General Partner" shall mean DBR General Inc., a Delaware corporation.

       "SPV Limited Partner" shall mean Dravo Black River Limited Inc., a Delaware corporation.

       "SPV Security Agreement" shall mean the Security Agreement, dated as of August 1, 1994, by and between the SPV and the Collateral Agent.

       "Standard & Poor's" shall mean Standard & Poor's Ratings Group and any successor that issues nationally accepted securities ratings.

       "Subscription Agreement" shall mean the Subscription Agreement dated August 2, 1994, between the General Partner and the Purchaser.

       "Subsequent Funding Date" shall have the meaning ascribed thereto in
Section 6 of the Note Purchase Agreement.

       "Substantial Completion" shall mean completion of the construction of the Project in accordance with the Plans and Specifications, except for the Punch List Items.

       "Substantial Completion Date" shall mean the date on which Substantial Completion is achieved.

       "Tax or Taxes" shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, net income, franchise, value added, ad valorem, gross income, gross receipts, sales, use, excise, transfer, rental, property (personal and real, tangible and intangible) and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, general or special, ordinary or
                                  -26-
extraordinary, together with any and all penalties, fines, additions to tax, interest thereon and other charges.

       "Term Exit Fee" shall have the meaning ascribed thereto in Section 2.3(b) of Note Purchase Agreement.

       "Term Note Closing" shall have the meaning ascribed thereto in Section 2.1(c) of the Note Purchase Agreement.

       "Term Note Maturity Date" shall mean August 1, 2010.

       "Term Notes" shall have the meaning ascribed thereto in Section 2.1(a) of the Note Purchase Agreement.

       "Term Option Amount" shall have the meaning ascribed thereto in
Section 2.3(b) of Note Purchase Agreement.

       "Term Option Amount Prepayment Date" shall have the meaning ascribed thereto in Section 2.3 of Note Purchase Agreement.

       "Title Company" shall mean Commonwealth Land Title Insurance Company, together with any other title insurance company providing co-insurance or reinsurance acceptable to the Holders.

       "Title Policy" shall have the meaning ascribed thereto in Section 5.15(b) of the Note Purchase Agreement.

       "Tolling Payment" has the meaning ascribed thereto in Section 3.2(a)(i) of the MCFA.

       "Total Loss" shall mean a Loss Event or failure of title that results in any dispossession of the SPV or Lime from the Site, which, in either case, renders the Project unable to be operated on a commercially reasonable basis as determined by the Required Holders. A "Total Loss" shall be deemed to occur (A) in the event of a Casualty described in clause (i), clause (iii) or clause (iv) of the definition thereof, on the date of the occurrence of such event; (B) in the event of a Casualty described in clause (ii) of the definition thereof, on the date the Independent Engineer determines that a Total Loss has occurred or, upon the failure of the Independent Engineer to make such determination within the time period provided in Section 12.2 of the Ground Lease, on the day following the last day of such period; (C) in the event of a Requisition of Title, on the date thereof; and (D) in the event of a Requisition of Use, on the first day following the date on which the Independent Engineer determines that such Requisition of Use shall extend or reasonably be expected to extend (i) beyond one year, (ii) beyond the Ground Lease Expiration Date, or (iii) for an indefinite period of time.

       "Total Net Capability" shall mean, during any period, the maximum amount of processed lime (expressed in tons) that the Project is capable of producing during such period, in each case as determined by the
Independent Engineer in accordance with Prudent Industry Practice, but in no event less than 650,000 tons per year.
                                  -27-
       "Total Net Production" shall mean, during any period, the amount of processed lime (expressed in tons) that the Project produced during such period, as measured by the Operator in accordance with Prudent Industry Practice.

       "Transaction Documents" shall mean, collectively, the Financing Documents, the Project Contracts, the Subscription Agreement and the Class B Common Stock.

       "Transaction Expenses" shall have the meaning ascribed thereto in
Section 15.1 of the Note Purchase Agreement.

       "Transportation Agreement" shall mean that certain agreement to be entered into between Marine Equipment Management Corporation and Lime and/or the SPV relating to the transportation of processed lime from the Site to OPCO.

       "UCC" or "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

       "Uncompensated Yield Rate" shall mean, at any time, the interest rate applicable to the Construction Notes, minus the Alternative Investment
Yield at such time.  As used in this definition,

              "Alternative Investment Yield" shall mean, at any time, the average per annum rate of interest on investments that at such time, in the opinion of Prudential, are readily available to Prudential, are suitable for the short-term investment of money by Prudential, and have a maturity most nearly comparable to the maturity of the Construction Notes (assuming that the Construction Notes are advanced in the amounts and at the times set forth in the Construction Budget).

       "Uncontrollable Forces" shall have the meaning set forth in Article 4 of the MCFA.

       "Unused Commitment" shall mean at any time the excess of (a) the Commitment Amount, at such time, over (b) the sum of (i) the aggregate principal amount outstanding under each Note held by any Holder, at such time, plus (ii) the aggregate dollar amount of cancellations previously made by the SPV with respect to such Commitment Amount in accordance with
Section 1.7(c) of the Note Purchase Agreement, at such time.

       "Voting Stock" shall mean the capital stock of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of corporate directors (or Persons performing similar functions).

       "Windup Account" shall mean the account entitled "Black River Expansion Windup Account" maintained by the SPV with the Disbursement Agent pursuant to Section 2.8 of the Deposit and Disbursement Agreement.